UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2011

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street, Lititz, Pennsylvania		17543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2011, based on information provided by Susquehanna Bancshares, Inc. (the “Company”), the staff (the “Staff”) of the Listing Qualifications Department of the Nasdaq Stock Market, LLC (the “Nasdaq”) provided a letter to the Company indicating (i) its determination that the Company violated the shareholder approval requirements of Nasdaq Listing Rule 5635 and (ii) based on the action taken by the Company to remedy the violations, the Company has regained compliance with the Rule.

The Staff’s determination was based on the Company’s inadvertent issuance of shares in excess of annual limitations and total share authorization under the Company’s employee stock purchase plan (the “ESPP”). Specifically, the letter noted that the Company issued 219,019 shares in excess of annual share issuance limits under the ESPP and 54,999 shares in excess of the total share authorization under the ESPP. The letter also noted that the Company advised that it remedied the violation by reducing the total amount of shares available under the Company’s 2005 Equity Compensation Plan by 219,019 shares. As a result, the Staff determined that, subject to satisfaction of applicable disclosure requirements that are satisfied by the filing of this Form 8-K, the Company had regained compliance with the Nasdaq Listing Rules and the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.
(Registrant)

By:	/s/ Drew K. Hostetter
Drew K. Hostetter
Executive Vice President and Chief Financial Officer

Dated: January 14, 2011